Exhibit 23.2

                  Consent of Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Sonoco Products Company of our report dated January 28, 2004, except for Note 17 as to which the date is September 30, 2004, relating to the financial statements which appears in Sonoco Products Company's Current Report on Form 8-K dated October 14, 2004. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Selected Financial Data" in such Registration Statement.




s/PricewaterhouseCoopers LLP

Charlotte, North Carolina
October 20, 2004